Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

BOLLÉ AMERICA, INC.

ARTICLE 1

The name of the Corporation is Bollé America, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Delaware 19904. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE 3

The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the GCL and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

ARTICLE 4

Section 4.1  Authorized Shares. The total number of shares that the Corporation shall have authority to issue is eleven million (11,000,000), of which ten million (10,000,000) shares shall be common stock, each with a par value of $.01, and one million (1,000,000) shares shall be preferred stock, each with a par value of $.01.

Section 4.2  Common Stock. Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of preferred stock, and except as may be provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the Corporation, including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the board of directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Corporation, the right to receive ratably and equally all of the assets of the Corporation remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

Section 4.3  Preferred Stock. The board of directors of the Corporation is authorized to provide by resolution or resolutions for the issuance of the shares of preferred stock as a class or in series and, by filing a certificate of designation, pursuant to the GCL, setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of the class or of each such series and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to the class or each series shall include, but not be limited to, determination of the following:

(i)                                     The number of shares constituting any series and the distinctive designation of that series;

(ii)                                  The dividend rate on the shares of the class or of any series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the class or of that series;

(iii)                               Whether the class or any series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(iv)                              Whether the class or any series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(v)                                 Whether or not the shares of the class or of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)                              Whether the class or any series shall have a sinking fund for the redemption or purchase of shares of the class or of that series and, if so, the terms and amount of such sinking fund;

(vii)                           The rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the corporation and the relative rights of priority, if any, of payment of shares of the class or of that series; and

(viii)                        Any other powers, preferences, rights, qualifications, limitations, and restrictions of the class or of any series.

ARTICLE 5

Section 5.1  Number of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws.

Section 5.2  Election and Term. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation. The directors shall be divided into three classes as determined by the board of directors, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The initial directors, their initial terms and their initial class assignments are set forth below. At each succeeding annual meeting of stockholders, successors to the class of directors whose terms expired at that annual meeting shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

Section 5.3  Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office or a sole remaining director, even if less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director’s successor shall have been elected and qualified.

ARTICLE 6

The board of directors of the Corporation is expressly authorized to make, alter, or repeal the bylaws of the Corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal bylaws.

ARTICLE 7

Section 7.1  Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the common stock, special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, the president, the executive vice president or the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

Section 7.2  Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

ARTICLE 8

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of Section 174 of the GCL or (iv) any transaction from which the director derived any improper personal benefit. If the GCL hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended GCL. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director under this Article 8, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article 8, prior to such repeal or modification.

ARTICLE 9

Section 9.1  General. The Corporation shall indemnify, to the fullest extent permitted by applicable law as from time to time may be in effect, any person against all liability and expense (including, but not limited to, attorneys’ fees and settlement costs) incurred by reason of the fact that he is or was a director or officer of the Corporation or any of its subsidiaries, or while serving as a director or officer of the Corporation or any of its subsidiaries, he is or was serving at the request of the Corporation or any of its subsidiaries as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys’ fees) incurred in defending an action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the fullest extent and under the circumstances permitted by the laws of the State of Delaware. The right to indemnification conferred upon such persons by this Article 9 shall be a contract right. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or any of its subsidiaries against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article 9. The indemnification provided by this Article 9 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article 9 shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the stockholders may determine in a specific instance or by resolution of general application.

Section 9.2  Presumptions and Effect of Certain Proceedings.

A.                                    In making a determination with respect to entitlement to indemnification, the person or persons or entity making such determination shall presume that such person is entitled to indemnification under this Article 9, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

B.                                    The termination of any proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Certificate of Incorporation or in the Corporation’s bylaws) of itself adversely affect the right of any person to indemnification or create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

Neither the amendment nor the repeal of this Article 9, nor the adoption of any provision of the Certificate of Incorporation or bylaws or of any statute inconsistent with this Article 9, shall eliminate or reduce the effect of this Article 9, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 10

The Corporation shall have authority, to the fullest extent now or hereafter permitted by the GCL, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction.

ARTICLE 11

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE 12

The name and address of the incorporator is:

Anthony K. Mallgren
3600 South Yosemite St., Tenth Floor
Denver, Colorado  80237

The names, mailing addresses, initial terms and classes of the persons who are to serve as directors of the Corporation until their successors are elected and qualified or until their earlier resignations or removal are:

Name	Address	Expiration of Initial Term	Class
Steve N. Haber	3890 Elm Street Denver, CO 80207	May, 1997	III

John M. Sevo	3600 S. Yosemite St. Tenth Floor Denver, CO 80237	May, 1997	III

J. Bradley Gibson	3005 E. 16th Avenue Suite 450 Denver, CO 80206	May, 1995	I

Gary A. Woods	633 17th Street Suite 2200 Denver, CO 80202	May, 1996	II

Douglas J. Driggs	3890 Elm Street Denver, CO 80207	May, 1996	II

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on the 25th day of October, 1994.

Anthony K. Mallgren, Incorporator

CERTIFICATE OF INCORPORATION

OF

BOLLÉ AMERICA, INC.

FIRST:                                                      The name of the corporation (hereinafter referred to as the “Corporation”) is:

BOLLÉ AMERICA, INC.

SECOND:                                       The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, 19904, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

THIRD:                                                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:                                     The total number of shares of stock which the Corporation shall have authority to issue is One Thousand Five Hundred (1,500) shares, par value $.01 per share. All such shares are of one class and are shares of Common Stock.

FIFTH:                                                    The Corporation is to have perpetual existence.

SIXTH:                                                   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

SEVENTH:                              For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1.                                      The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

2.                                      After the original or other By-laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-laws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of Directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-law or in a By-law adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

3.                                      Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

EIGHTH:                                       No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of Section 174 of the General Corporation Law or (iv) any transaction from which the director derived any

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improper personal benefit. If the General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended General Corporation Law. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director under this Article EIGHTH, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article NINTH, prior to such repeal or modification.

NINTH:                                                  Section 9.1 General. The Corporation shall indemnify, to the fullest extent permitted by applicable law as from time to time may be in effect, any person against all liability and expense (including, but not limited to, attorneys’ fees and settlement costs) incurred by reason of the fact that he is or was a director or officer of the Corporation or any of its subsidiaries, or while serving as a director or officer of the Corporation or any of its subsidiaries, he is or was serving at the request of the Corporation or any of its subsidiaries as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys’ fees) incurred in defending an action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the fullest extent and under the circumstances permitted by the laws of the State of Delaware. The right to indemnification conferred upon such persons by this Article NINTH shall be a contract right. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or any of its subsidiaries against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article NINTH. The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Certificate of Incorporation, any By-law, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article NINTH shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or stockholders may determine in a specific instance or by resolution of general application.

Section 9.2                                    Presumptions and Effect of Certain Proceedings.

A.                                    In making a determination with respect to entitlement to indemnification, the person or persons or entity making such determination shall presume that such person is entitled to indemnification under this Article NINTH, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

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B.                                    The termination of any proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Certificate of Incorporation or in the Corporation’s By-laws) of itself adversely affect the right of any person to indemnification or create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

Neither the amendment nor the repeal of this Article NINTH, nor the adoption of any provision of the Certificate of Incorporation or By-laws or of any statute inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

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